CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report date May 29, 2012 on the financial statements and financial highlights of the Beck, Mack & Oliver Global Fund (formerly, “Beck, Mack & Oliver Global Equity Fund”) and the Beck, Mack & Oliver Partners Fund, each a series of shares of beneficial interest in the Forum Funds. Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 25, 2012